GENERAL RELEASE AGREEMENT

In consideration for and as a condition precedent to my receipt of the severance payments and benefits to be provided to me by MACOM Technology Solutions Inc. (“MACOM”) pursuant to Section 7 of that certain letter agreement between MACOM and me, dated December 11, 2013 (the “Offer Letter”) and as set forth in the attached letter dated August 5, 2019, to which I am not otherwise entitled, I, on behalf of myself and my heirs, spouse, executors, administrators, beneficiaries, personal representatives, agents and assigns, hereby completely release and forever discharge MACOM, its predecessors (including but not limited to Mindspeed Technologies, LLC), successors, affiliates, subsidiaries and/or related entities and each of its and their past, present, and future officers, directors, stockholders, agents, employees, attorneys, insurers, employee benefit plans, partners, administrators, agents, trustees, representatives, successors and assigns, each individually and in their formal capacities (collectively with MACOM, the “Releasees”) from any and all claims of any and every kind, nature, and character, known or unknown, foreseen or unforeseen, arising from, connected with or related to the dealings between me and any of the Releasees prior to the date of this General Release Agreement (this “Release”).

Without limiting the generality of the foregoing, I also specifically release the Releasees from any and all claims arising out of my offer of employment, my employment or other association, or the termination of my employment or other association with any of the Releasees, including but not limited to claims for wrongful discharge, claims related to any contracts of employment, express or implied, claims for breach of privacy, defamation or any other tort, claims for attorneys’ fees and costs, claims under the laws of the state or states where I have provided services to any of the Releasees relating to wages and hours, compensation, overtime, commissions and breaks, claims relating to leaves of absence and reasonable accommodation, and claims relating to harassment, discrimination, retaliation and/or civil rights.

This Release also includes, but is not limited to, any and all claims arising under any federal, state and/or municipal law, regulation, ordinance or common law, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the False Claims Act, the Age Discrimination in Employment Act (the “ADEA”), the Older Workers Benefit Protection Act (the “OWBPA”), the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Massachusetts Fair Employment Practices Act, the Texas Employment Discrimination Law, the New Jersey Law Against Discrimination, the New Hampshire Law Against Discrimination, the New York Human Rights Act, the Oregon Fair Employment Act, and any other federal, state or local statute, regulation, ordinance or common law. I understand that the only claims that are not covered by this Release are claims expressly exempted by law, such as claims that may arise under the ADEA after the effective date of this Release, unemployment insurance claims or certain workers’ compensation claims, or claims exempted by the express terms of a written benefit plan.

I expressly waive and release any rights or benefits that I have or may have under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all Releasees, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all claims which I do not know or suspect to exist in my favor against the Releasees, or any of them, at the time of execution of this Release, and that this Release contemplates the extinguishment of any such claims.

I agree that I will not file or cause to be filed any claims, actions, lawsuits, or legal proceedings against any of the Releasees involving any matter occurring up to or on the date of this Release or involving any continuing effects of any acts or practices that may have arisen or occurred before the date of this Release. I further agree that I will not participate in a representative capacity, or join or participate as a member of a class, collective or representative action instituted by someone else against any of the Releasees, and will expressly opt-out of any such proceeding. Notwithstanding the foregoing, nothing in this Release shall prohibit me from contacting, filing of claims with, providing information to or participating in any proceeding before the federal Equal Employment Opportunity Commission, Securities and Exchange Commission or any other government agency; provided, however, that I hereby waive any right to recover monetary damages or other personal relief in connection with any such claims or proceedings, with the exception of an award for information provided pursuant to a whistleblower protection law. This Release also does not preclude a court action, claim or other legal proceeding to challenge the validity of this Release. If I file a claim, action, lawsuit or legal proceeding in violation of this paragraph, other than a claim pursuant to the ADEA or the OWBPA, I shall be obligated to return all consideration received for this Release and will be liable for attorney’s fees, costs and expenses incurred by the Releasees or their insurer(s) in defending such claim.

This Release and its attachments constitutes the entire agreement between the Releasees and me on the matters addressed in this Release, provided, however, that I shall remain bound by any agreements related to confidentiality, return of property, non-competition, non-solicitation, no-hire, ownership of inventions, and/or ownership/assignment of intellectual property rights, and mutual binding arbitration that I signed with respect to any of the Releasees. I have not been influenced to sign this Release by, nor am I relying on, any agreement, representation, statement, omission, understanding, or course of conduct by MACOM or any other Releasee that is not expressly set forth in this Release.

I understand and agree that this Release should not be deemed or construed at any time, or for any purpose, as an admission of any liability or wrongdoing by any Releasee or by me. I also agree that if any provision of this Release is deemed invalid, the remaining provisions will still be given full force and effect. This Release cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both me and an authorized representative of MACOM. The terms and conditions of this Release will be interpreted and construed in accordance with the law of the state in which I work.

Before signing this Release, I have obtained sufficient information to intelligently exercise my own judgment about whether to sign it, including but not limited to the information set forth in Section 7 of the Offer Letter. I acknowledge that MACOM has advised me to consult an attorney before signing this Release. I acknowledge that MACOM has given me twenty-one (21) days in which to consider this Release and explained to me that if I decide to sign this Release, it should not be dated, signed and returned until after the date that my employment terminates, and if I sign this Release prior to the end of the twenty one (21) day period, I have done so voluntarily and of my own free will. I understand that once I sign this Release, I shall have seven (7) calendar days from the date of my signature to revoke this Release. Notice of revocation must be in writing, and submitted to MACOM within the seven-day period. This Release shall not become effective or enforceable, and severance benefits otherwise payable in respect of this Release shall not become payable, until such revocation period has expired. I acknowledge that the consideration given for this Release is in addition to anything of value to which I was already entitled absent my signing, delivering and not revoking this Release.

At all times following the signing of this Release, I shall not engage in any disparagement or vilification of any Releasee, my employment experience with any Releasee, or any Releasee’s products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, or affiliates, and I represent that I shall refrain from making any false, negative, critical or otherwise disparaging statements, implied or expressed, concerning the management style, methods of doing business, role in the community, treatment of employees or the circumstances and events regarding any separation, with regard to any Releasee. For purposes of this Paragraph, “disparagement” or “disparaging” shall refer to the making of any statements or insinuations, or undertaking any conduct, that would tend to lessen the standing or stature of an institution or person in the eyes of an ordinary citizen. I acknowledge that I further agree to do nothing that would damage any Releasee’s business reputation or good will, nor will I make any statements to the press regarding the Releasees. For the avoidance of doubt, I further acknowledge that I will not make or post any disparaging comments regarding the Releasees in any sort of internet posting or social media forum, such as Facebook, LinkedIn, Twitter, Glassdoor.com, Monster.com, or any similar internet website or online platform. The provisions of this paragraph, however, shall not apply to communications with the Equal Employment Opportunity Commission (“EEOC”) or a state or local anti-discrimination agency, nor shall such provisions (or any provision of this Release) prohibit me from reporting possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I expressly acknowledge and agree that if I engage in any conduct in violation of this section, I shall be obligated to return the consideration received under this Release and will be liable for attorneys’ fees and costs incurred by MACOM or its insurer(s) in enforcing their rights under this paragraph, as well as any actual damages suffered by MACOM as a result of my conduct. The Release shall otherwise remain in full force and effect.

I represent and warrant that I have returned all MACOM property and Confidential Information (as defined in the MACOM Confidentiality, Non-Solicitation, Non-Interference and Invention Assignment Agreement in Connection with Severance attached hereto, which I am signing concurrently with this Release) to MACOM, and that I neither possess nor will use any such MACOM property or Confidential Information after the date of this Release. The provisions of this paragraph, however, shall not apply to communications with the EEOC or a state or local anti-discrimination agency, nor shall such provisions prohibit me from reporting possible violations of federal law or regulation to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. I further understand that, pursuant to 18 USC Section 1833(b), I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

I have read this Release, and I understand all of its terms. I further acknowledge and agree that I have signed this Release voluntarily, without coercion, and with full knowledge of its significance. I am of sound mind and competent to manage my legal, personal and business affairs and enter into a binding agreement in this regard, and am not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

I agree that any breach of this Release may result in irreparable injury to the Releasees for which there is no adequate remedy at law and that in the event of such a breach, the Releasees in addition to any other rights or remedies that they may have, shall be entitled to a temporary restraining order and/or preliminary or permanent injunction, restraining me from violations of this Release. I also agree that if I violate this Release, the Releasees will be entitled any damages arising from such breach and shall also be entitled to recover their costs and expenses, including attorneys’ fees, that are incurred in enforcing their rights under this Release. Each Releasee shall have an independent right to enforce the terms of this Release against me, without need of any consent or other action by any other Releasee.

I acknowledge that MACOM may have a legal obligation to report the terms of this Release to the federal government pursuant to Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (MMSEA). I represent and warrant that no Medicare or Medicaid liens, claims, demands, subrogated interests, or causes of action of any nature or character exist or have been asserted arising from or related to my employment with MACOM or arising from any claim released above.  I further agree that I and not the Releasees shall be responsible for satisfying all such liens, claims, demands, subrogated interests, or cause of action that may exist or have been asserted or that may in the future exist or be asserted.

[Remainder of Page Intentionally Left Blank]

EMPLOYEE’S ACCEPTANCE OF RELEASE

I have carefully read, fully understand, and voluntarily agree to all of the terms of this Release in exchange for the severance benefits to which I would not otherwise be entitled.

[TO BE SIGNED ON OR WITHIN 7 DAYS AFTER SEPARATION DATE]

11/11/19                    /s/ Preetinder S. Virk
_____________________________        __________________________________________
Date                        Signature

Preetinder S. Virk
______________________________
Printed Name